Exhibit 2.2

September 5, 2008

Kulicke and Soffa Industries, Inc.

1005 Virginia Drive

Ft. Washington, PA 19034

Re: Amendment No. 1 to MSPA

Dear Sir:

Reference is made to that certain Master Sale and Purchase Agreement dated as of July 31, 2008 (the “MSPA”) by and between W.C. Heraeus GmbH and Kulicke and Soffa Industries, Inc. (and its Subsidiaries by joinder). This letter confirms our agreement to amend the MSPA as follows (terms used but not defined herein shall have the meaning as set forth in the MSPA):

1. Target Working Capital shall be $94,633,829, which includes $19,548,548 for Inventory.

2. Schedule 1.4 attached hereto, including the Annexes thereto, shall replace and supersede in its entirety Schedule 1.4 of the MSPA, including Annex 1.4 thereto.

3. Annex 1.4(a) to Schedule 1.4 attached hereto shall replace and supersede in its entirety Schedule 2.4(a)(ii) of the MSPA.

Very truly yours,

W.C. HEREAUS GMBH

By:	/s/ Dr. Roland Gerner	By:	/s/ Alfons Link
Name:	Dr. Roland Gerner	Name:	Alfons Link
Title:	Managing Director	Title:	Vice President

ACKNOWLEDGED AND AGREED TO
ON BEHALF OF SELLER AND THE
OTHER SELLER PARTIES:

KULICKE AND SOFFA INDUSTRIES, INC.

By:	/s/ Maurice E. Carson
Name:	Maurice E. Carson
Title:	Senior Vice President and Chief Financial Officer